Execution Version

FORBEARANCE AGREEMENT

This Forbearance Agreement, dated as of June 10, 2009 (the “Forbearance Agreement”) is entered into by and among PARKING COMPANY OF AMERICA AIRPORTS, LLC, a Delaware limited liability company (“PCAA”), PARKING COMPANY OF AMERICA AIRPORTS PHOENIX, LLC, a Delaware limited liability company (“PCAA Phoenix”), PCAA SP, LLC, a Delaware limited liability company (“PCAA SP”), and PCA AIRPORTS, LTD., a Texas limited partnership (“PCAA Texas” and, together with PCAA, PCAA Phoenix, and PCAA SP, individually and collectively as the context requires, the “Borrower”), PCAA PARENT, LLC, a Delaware limited liability company (the “Guarantor”), DEKABANK DEUTSCHE GIROZENTRALE, a bank organized under the laws of Germany, in its capacity as holder of Note A-1 (“Deka”), DEUTSCHE HYPOTHEKENBANK AG, a bank organized under the laws of Germany, in its capacity as holder of Note A-2 (“Hypo”), and ING REAL ESTATE FINANCE (USA) LLC, a Delaware limited liability company, in its capacity as holder of Note A-3 (“ING” and together with Deka and Hypo, the “Note A Co-Lenders”), CAPMARK FINANCE, INC., a California corporation, in its capacity as holder of Note B-1 (“Capmark”), CAPMARK STRUCTURED REAL ESTATE, LTD., a limited liability company organized under the laws of the Cayman Islands, in its capacity as holder of Note B-2 (“CSRE” and together with Capmark, the “Note B Co-Lenders”) (the Note A Co-Lenders and the Note B Co-Lenders collectively, the “Lenders”), ING REAL ESTATE FINANCE (USA) LLC, a Delaware limited liability company, in its capacity as agent for the Note A Co-Lenders (the “Note A Agent”) and in its capacity as administrative agent (the “Administrative Agent”) and CAPMARK FINANCE, INC., a California corporation, in its capacity as agent for the Note B Co-Lenders (“Note B Agent” and together with the Note A Agent and the Administrative Agent, the “Agents”), with respect to the Loan Agreement dated as of September 1, 2006 and as amended pursuant to that certain First Amendment to Loan Agreement, dated as of December 4, 2006 (as amended, the “Loan Agreement”).

WITNESSETH:

WHEREAS, pursuant to the Loan Agreement, the Lenders have made Loans and other extensions of credit to the Borrower which remain outstanding;

WHEREAS, one or more Designated Defaults (as defined below) have occurred and are continuing or are expected to occur and continue during the Forbearance Period;

WHEREAS, notwithstanding the existence of such Designated Defaults, the Agents and the Lenders have agreed to forbear, during the Forbearance Period, from exercising remedies and taking certain remedial actions under the Loan Agreement, the other Loan Documents and applicable law solely with respect to such Designated Defaults on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned in the Loan Agreement and the other Loan Documents, and the following terms shall have the following meanings:

“Capital Expenditures” shall mean for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period, but excluding any depreciation or amortization) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations” shall mean with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Forbearance Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Flow Forecast” shall mean the rolling consolidated 13-week cash flow and financial projections of the Guarantor and its subsidiaries covering the period beginning the Effective Date and itemizing on a weekly basis all revenues projected to be received and all expenditures proposed to be made during such periods and other cash flow and financial projections, and reporting any variances from the initial Cash Flow Forecast for both the prior week ended on (and including) the immediately preceding Saturday and the cumulative period to date, and providing a written explanation of such variances, which shall at all times be in form and substance reasonably satisfactory to the Agents and the Lenders. The initial Cash Flow Forecast is attached hereto as Exhibit A.

“Collateral” shall mean, collectively, all assets and property of the Borrower and Guarantor that are from time to time subject to, or required to be subject to, a Lien pursuant to the Loan Agreement, Security Instruments and any other agreements executed to secure Borrower’s payment of the Loan and performance of the Obligations.

“Designated Defaults” shall mean the Events of Default occurring as a result of (i) Guarantor’s failure to maintain the required Net Worth pursuant to Section 9.18 of the Loan Agreement, (ii) Guarantor’s failure to maintain the required Liquidity pursuant to Section 9.19 of the Loan Agreement, (iii) Borrower’s failure to pay in cash interest as set forth in the Loan Agreement pursuant to Section 11.01(a) of the Loan Agreement, (iv) Borrower’s failure to make any Swap Payment pursuant to Section 11.01(s) of the Loan Agreement.

“Effective Date” shall mean the date hereof, but only upon satisfaction or waiver of the conditions precedent specified in Article V of this Forbearance Agreement.

“Expiration Date” shall mean August 31, 2009.

“Forbearance Period” shall mean the period beginning on the Effective Date and ending on the earlier of (a) the Expiration Date and (b) the Termination Date.

“Indebtedness” shall mean that of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person, (h) all guaranteed obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the liquidation value of any preferred capital stock of such Person or its subsidiaries that is held by any Person other than the issuer thereof and its wholly owned subsidiaries.

“Investments” shall mean any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any capital stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person.

“Termination Date” shall mean the date on which any event identified in Article III of this Forbearance Agreement shall occur.

ARTICLE II
FORBEARANCE

Section 2.1 Forbearance. Subject to the terms and conditions hereof, each of the Agents and the Lenders hereby agree to forbear, during the Forbearance Period, from the exercise of any and all rights or remedies they may have with respect to, and only with respect to, the Borrower or the Guarantor under the Loan Agreement, the other Loan Documents and applicable law (including, without limitation, exercising any remedies upon any cash held by the Borrower or the Guarantor in any account including, without limitation, any Collection Account or Deposit Account), solely in respect of the Designated Defaults. Furthermore, the Borrower and Guarantor shall not be required during the Forbearance Period (i) under section 4.09 of the Loan Agreement to deposit Excess Cash Flow from the Property in the Excess Cash Flow Reserve Account, (ii) under section 7.02(iii) of the Loan Agreement, to maintain at least one independent Board member at each of the Single Purpose Entities and (iii) with respect to Parking Leases associated with Hartford and Cleveland airports, (A) under section 9.20 of the Loan Agreement, to comply with all Parking Lease requirements and (B) under section 10.03 of the Loan Agreement, to obtain Lender permission prior to obtaining Partial Releases of Property; provided, however, that management shall obtain the Administrative Agent’s consent prior to taking any action described in (iii) above.

Section 2.2 Accrual of Interest. Notwithstanding anything contained in the Loan Agreement or other Loan Documents to the contrary, during the Forbearance Period, all interest owing in respect of the Loans shall accrue interest at a rate per annum equal to the non-default rate of interest. All interest that becomes due and payable during the Forbearance Period shall be paid-in-kind and capitalized.

ARTICLE III
EVENTS OF TERMINATION

Section 3.1 Upon the occurrence of any of the following events:

(a) the Borrower or the Guarantor shall default in the observance of any agreement contained in this Forbearance Agreement;

(b) any payment is made by the Borrower or the Guarantor or any of their subsidiaries with respect to the Rate Swap Agreement;

(c) the occurrence of an Event of Default under the Loan Agreement (other than a Designated Default); or

(d) the exercise of any rights or remedies against the Guarantor or any of its subsidiaries, with respect to any Indebtedness in excess of $500,000 (other than any Indebtedness arising under or in connection with the Rate Swap Agreement), including without limitation, the acceleration of any amounts due or to become due to such holders;

then, and in any such event, the provisions of Article II of this Forbearance Agreement shall immediately and automatically terminate, and thereafter such Section shall have no force or effect.

ARTICLE IV
AGREEMENTS

Section 4.1 Cash Flow Forecast.

(a) The Borrower and Guarantor shall furnish to the Agents, for distribution to the Lenders, as soon as available but no later than 5:00PM EST each Wednesday during the Forbearance Period, an updated Cash Flow Forecast which shall set forth (i) a comparative reconciliation, on a line by line basis, of actual cash receipts and disbursements against the cash receipts and disbursements forecasted in the initial Cash Flow Forecast, and the percentage variance thereof, for (A) the weekly period ended on (and including) the immediately preceding Saturday and (B) the cumulative period to date, (ii) a written explanation of such variances, and (iii) projections for the following 13 weeks, including a rolling cash receipts and disbursements forecast for such period. To be clear, the variances measured throughout the Forbearance Period, in accordance with (i) above, will always be measured against the initial Cash Flow Forecast and not against any subsequent version thereof.

(b) The Borrower and Guarantor agree that (i) except as otherwise provided herein, they shall not make or commit to make any Capital Expenditures, Investments or other payments other than those identified in the initial Cash Flow Forecast; and (ii) on the last business day of any week, such Capital Expenditures, Investments and other payments for such cumulative period to date shall not exceed 110% (on a book value basis) of the amounts, on an aggregate basis, set forth for such cumulative period to date in the initial Cash Flow Forecast; provided, however, that such 110% variance test will not become effective for the first week of the cumulative period to date but will become effective for the second week of the cumulative period and will remain effective thereafter throughout the remainder of the Forbearance Period. Notwithstanding anything provided herein to the contrary, the Borrower and/or Guarantor shall be authorized to make or commit to make any Capital Expenditure not set forth in the Cash Flow Forecast that management determines, in the exercise of its fiduciary duties and to the extent practicable, upon consultation with the Administrative Agent, is necessary in connection with an emergency situation.

(c) Each Thursday (or as soon as practicable thereafter) during the Forbearance Period, the Borrower, and others as are reasonably requested from time to time, shall participate on a regularly scheduled conference call with the Agents, their advisors and any available Lender to discuss the operations and finances of the Borrower and its affiliates, the Cash Flow Forecast, and other matters as the Agents or Lenders may reasonably request.

Section 4.2 Financial Statements. Within 20 days after the end of each fiscal month during the Forbearance Period, the Borrower and Guarantor shall provide to the Agents, for distribution to the Lenders, monthly financial statements as of the close of such fiscal month.

Section 4.3 Collateral.

(a) The Borrower shall, as and when requested by the Administrative Agent, execute and deliver to Agents, all instruments, agreements and documents and shall take all other reasonable actions as may be reasonably required to provide a first priority security interest in the Collateral.

(b) The Borrower shall deliver to the Agents, on or before June 30, 2009, a fully completed and executed collateral certificate, in a form reasonably acceptable to the Agents, with respect to the Borrower and the Guarantor.

(c) The Agents and the Lenders shall, on or before June 30, 2009, agree to amend the Lockbox Agreement to provide, among other things, that the Borrower shall continue to have access to the funds therein until such time as the Administrative Agent delivers a notice to the bank directing a shifting of dominion; provided, however, that neither the Agent nor any Lender shall be permitted to deliver any such notice during the Forbearance Period.

Section 4.4 Access and Cooperation.

(a) The Borrower and the Guarantor shall grant the Agents and their advisors reasonable access, during normal business hours, to the Borrower, Guarantor, and the Property as often as may be reasonably requested during the Forbearance Period. The Borrower and the Guarantor shall permit the Agents and their advisors, on reasonable notice, to visit and inspect their properties (including their books and records, accounts receivable and inventory, facilities and other business assets) during normal business hours as often as reasonably requested. The Borrower and the Guarantor shall cooperate in all respects with any financial advisors retained by the Agents.

(b) The Borrower and the Guarantor shall cooperate in promptly providing to the Agents, for distribution to the Lenders, all financial, operational, business and other information and data that is reasonably requested by the Agents and the Lenders.

Section 4.5 Extraordinary Payments. Neither the Borrower nor the Guarantor shall make any extraordinary payments to management during the Forbearance Period; provided, however, that the Borrower and Guarantor shall be authorized hereunder to make any mandatory or discretionary payments currently provided for under existing employment-related agreements, consulting agreements, company policies or under programs established with the consent of the Lenders as set forth in the Cash Flow Forecast; provided, further that, with respect to any payments described in the preceding proviso that are calculated with reference to the EBITDA of the Borrower, Guarantor and/or their affiliated entities, the Agents and Lenders consent to the calculation thereof exclusive of restructuring costs (in an aggregate bonus amount not to exceed $265,000).

Section 4.6 Payments to Sponsor. Neither the Borrower nor the Guarantor shall make, or permit Guarantor’s other subsidiaries to make, any payments to Macquarie Infrastructure Company or any of its related parties (other than PCAA Parent LLC and its subsidiaries) during the Forbearance Period in respect of dividends or distributions on any shares of capital stock or other interests, management fees or for any other purpose, except for payments for the reimbursement of legal fees and expenses in an aggregate amount up to $280,000 during the Forbearance Period.

Section 4.7 Dispositions and Indebtedness. Notwithstanding anything to the contrary contained in the Loan Agreement, during the Forbearance Period, the Borrower and the Guarantor shall not, and shall not permit Guarantor’s other subsidiaries to, outside the ordinary course of business, (a) sell, lease or otherwise dispose of any assets or properties or (b) incur Indebtedness. For avoidance of doubt, the Borrower and the Guarantor shall reflect all dispositions and each incurrence of Indebtedness in the Cash Flow Forecast.

Section 4.8 Forbearance Agreement Deemed Agreements Under the Loan Agreement. This Forbearance Agreement shall be deemed a Loan Document and the agreements of the Borrower and Guarantor contained in this Forbearance Agreement shall be deemed to be, and shall be, agreements under the Loan Agreement; provided, however, that, notwithstanding anything to the contrary herein or in the Loan Agreement, the Agents and the Lenders each acknowledge and agree that all financial information provided by the Borrower and/or Guarantor hereunder, including, without limitation, the initial Cash Flow Forecast, any updated Cash Flow Forecast and any reconciliations thereof, shall be draft documents until approved by the Board of Directors of PCAA and neither the Borrower, Guarantor nor any of their directors or officers makes any representation as to the validity thereof. Any breach on the part of the Borrower or Guarantor in respect of any agreement contained in this Forbearance Agreement shall constitute an Event of Default.

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1 This Forbearance Agreement shall not become effective unless and until each of the conditions precedent set forth below have been satisfied or the satisfaction thereof shall have been waived in accordance with the terms hereof:

(a) Receipt by the Agents of counterparts of this Forbearance Agreement, duly executed and delivered by the Agents, the Lenders, the Borrower and the Guarantor;

(b) Receipt by the Agents of payment in full in cash of its invoiced and unpaid fees and out-of-pocket expenses incurred in connection with the Loan Agreement or the other Loan Documents, including, without limitation, the reasonable fees and disbursements of the Agents’ counsel and advisors; and

(c) Receipt by the Agents of the initial Cash Flow Forecast.

ARTICLE VI
INTERPRETATION

Section 6.1 Continuing Effect of the Loan Agreement. The Borrower, the Guarantor, the Agents and the Lenders hereby acknowledge and agree that the Loan Agreement shall continue to be and remain unchanged and in full force and effect in accordance with its terms, except as expressly provided herein.

Section 6.2 No Limitation on Remedies after Forbearance Period. The Borrower and the Guarantor hereby acknowledge and agree that, at the end of the Forbearance Period, the provisions of Article II of this Forbearance Agreement shall become of no force and effect and the Agents and the Lenders shall be free, in accordance with the Loan Agreement and the other Loan Documents, to declare the Loans and all other amounts outstanding under the Loan Agreement to be due and payable and to exercise and enforce, or to take steps to exercise and enforce, all other rights, powers, privileges and remedies available to them under the Loan Agreement, any other Loan Document or applicable law on account of the Designated Defaults (or any other Default or Event of Default) as if this Forbearance Agreement had not been entered into by the parties hereto.

Section 6.3 No Waiver; Other Defaults or Events of Default.

(a) Nothing contained in this Forbearance Agreement shall be construed or interpreted or is intended as a waiver of any rights, powers, privileges or remedies that the Agents or the Lenders have or may have under the Loan Agreement or any other Loan Document on account of the Designated Defaults, except as expressly provided herein.

(b) Nothing contained in this Forbearance Agreement shall be construed or interpreted or is intended as a waiver of or limitation on any rights, powers, privileges or remedies that the Agents or the Lenders have or may have under the Loan Agreement or any other Loan Document on account of any Default or Event of Default other than the Designated Defaults.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Representations and Warranties. The Borrower and the Guarantor hereby represent and warrant as of the date hereof that, after giving effect to this Forbearance Agreement, to the best of their knowledge, (a) no Default or Event of Default has occurred and is continuing, except the Designated Defaults and (b) all representations and warranties of the Borrower and the Guarantor contained in the Loan Documents (which shall be deemed to include this Forbearance Agreement) are true and correct in all material respects with the same effect as if made on and as of such date.

Section 7.2 Payment of Fees and Expenses. The Borrower and the Guarantor agree to reimburse the Agents upon demand, for all reasonable and documented out-of-pocket expenses incurred in connection with the Loan Agreement or the other Loan Documents (which shall be deemed to include this Forbearance Agreement), including, without limitation, the reasonable and documented fees and disbursements of the Agents’ counsel and advisors. The Borrower agrees that it shall (i) replenish the previously funded $75,000 retainer the Borrower provided to the Note A Agents’ financial advisor, when such advisor has applied unpaid outstanding fees and expenses in an amount equal to or greater than $65,000 against such retainer and (ii) upon request, fund a $75,000 retainer for a financial advisor for the Note B Agent and replenish such retainer when such advisor has applied unpaid outstanding fees and expenses in an amount equal to or greater than $65,000 against such retainer. For the avoidance of doubt, the Borrower agrees to replenish funds so that each of the financial advisor’s may maintain retainers of up to $75,000; provided, however, that the Borrower and Guarantor shall not be required to pay the advisors to the Note B Agent in excess of $175,000 during the Forbearance Period.

Section 7.3. Confirmation of Indebtedness. The Borrower and the Guarantor hereby confirm and acknowledge that, as of the Effective Date, (i) the Borrower is truly and justly indebted to the Lenders, without defense, counterclaim or offset of any kind, (ii) the Borrower is liable to the Lenders in respect of the Loans made under the Loan Agreement in the aggregate principal amount of $195,000,000, plus accrued and unpaid interest, and (iii) the Guarantor is contingently liable to the Lenders in respect of such amounts.

Section 7.4. Counterparts. This Forbearance Agreement may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 7.5 GOVERNING LAW. THIS FORBEARANCE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS FORBEARANCE AGREEMENT SHALL, IN ALL RESPECTS, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL OTHER CONFLICTS OF LAWS PRINCIPLES AND CHOICE OF LAW RULES OF THE STATE OF NEW YORK.

Section 7.6 Reservation of Rights. Notwithstanding anything contained in this Forbearance Agreement to the contrary, the Borrower and Guarantor acknowledge that the Agent and the Lenders do not waive, and expressly reserve, the right to exercise, at any time during the Forbearance Period, any and all of their rights and remedies under (a) the Loan Agreement, any other Loan Document and applicable law in respect of the Designated Defaults against any Person other than the Borrower or the Guarantor or their respective management, directors or shareholders and (b) the Loan Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default other than the Designated Defaults.

Section 7.7 Release. The Borrower and the Guarantor hereby release, waive, and forever relinquish all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, which any of them have, may have, or might assert at the time of execution of the Forbearance or in the future against the Agent, the Lenders and/or their respective parents, affiliates, participants, officers, directors, employees, agents, attorneys, accountants, consultants, successors and assigns, directly or indirectly, which occurred, existed, was taken, permitted or begun prior to the execution of this Forbearance Agreement, arising out of, based upon, or in any manner connected with (i) any transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, with respect to the Loan Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby; (ii) any discussions, commitments, negotiations, conversations or communications with respect to the refinancing, restructuring or collection of any Obligations related to the Loan Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby or (iii) any matter related to the foregoing, in each case, prior to the execution of this Forbearance Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Forbearance Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BORROWER:

PARKING COMPANY OF AMERICA AIRPORTS, LLC, a Delaware limited liability company		PARKING COMPANY OF AMERICA AIRPORTS PHOENIX, LLC, a Delaware limited liability company
By:	PCAA Parent, LLC, a Delaware limited liability company, its sole member	By:	PCAA Parent, LLC, a Delaware limited liability company, its sole member

By: /s/ Charles Huntzinger		By: /s/ Charles Huntzinger
Name: Charles Huntzinger		Name: Charles Huntzinger
Title: Chief Executive Officer		Title: Chief Executive Officer

PCAA SP, LLC, a Delaware limited liability company		PCA AIRPORTS, LTD., a Texas limited partnership

By:	PCAA Parent, LLC, a Delaware limited liability company, its sole member	By:	PCAA GP, LLC, a Delaware limited liability company, its general partner

		By:	PCAA Parent, LLC, a Delaware limited liability company, its sole member

By: /s/ Charles Huntzinger		By: /s/ Charles Huntzinger
Name: Charles Huntzinger		Name: Charles Huntzinger
Title: Chief Executive Officer		Title: Chief Executive Officer

GUARANTOR:

PCAA PARENT, LLC, a Delaware limited liability company

By:	/s/ Charles Huntzinger
Name: Charles Huntzinger
Title: Chief Executive Officer

NOTE A AGENT AND LENDER:

ING REAL ESTATE FINANCE (USA) LLC

By:	/s/ Maria D. Kastanis
	Name:	MARIA D. KASTANIS
	Title:	SENIOR DIRECTOR

By:	/s/ Alexander Joerg
	Name:	ALEXANDER JOERG
	Title:	VICE PRESIDENT

NOTE A LENDERS:

DEUTSCHE HYPOTHEKENBANK AG

By:	/s/ Dirk Wilke
	Name:	Dirk Wilke
	Title:	authorized officer

By:	/s/ Frank Müller
	Name:	Frank Müller
	Title:	authorized officer

DEKABANK DEUTSCHE GIROZENTRALE

By:
Name:
Title:

By:
Name:
Title:

S-4

LENDERS:

DEUTSCHE HYPOTHEKENBANK AG

By:
Name:
Title:

By:
Name:
Title:

DEKABANK DEUTSCHE GIROZENTRALE

By:	/s/ Dietmar Klein
	Name:	Dietmar Klein
	Title:	Managing Director

By:	/s/ Tanja Seifried
	Name:	Tanja Seifried
	Title:	Vice President

NOTE B AGENT AND LENDERS:

CAPMARK FINANCE INC.

By:	/s/ David Blum
	Name:	David Blum
	Title:	Vice President

CAPMARK STRUCTURED REAL ESTATE, LTD.

By:	/s/ David Blum
	Name:	David Blum
	Title:	Vice President

EXHIBIT A

Initial Cash Flow Forecast

Parking Company of America Airports
Projected Results of Operations and Cash Flow
Jun-09 thru Aug-09

SCH - 1B -    STATEMENT OF CASH FLOWS

In Thousands of Dollars
Week ——>	1	2	3	4	5	6	7	8	9	10	11	12
13-Jun	20-Jun	27-Jun	4-Jul	11-Jul	18-Jul	25-Jul	1-Aug	8-Aug	15-Aug	22-Aug	29-Aug	TOTAL
Net Sales	$1,385.8	$1,385.8	$1,385.8	$1,463.9	$1,463.9	$1,463.9	$1,463.9	$1,175.1	$1,175.1	$1,175.1	$1,175.1	$1,175.1	$17,274.0
Receipts
Daily Lot Receipts - Cash	436.8	436.8	436.8	462.1	462.1	462.1	462.1	371.0	371.0	371.0	371.0	371.0	5,014.0
Daily Lot Receipts - Credit Card	675.1	682.6	705.7	636.5	648.4	662.0	671.0	795.1	679.5	721.2	811.1	831.9	8,519.9
Contract Revenue	40.8	39.6	41.5	43.5	50.6	50.6	51.1	51.1	51.2	51.2	49.6	48.2	569.0
Voucher Revenue	41.3	43.0	42.6	43.0	44.6	43.0	44.1	43.0	41.5	42.5	42.0	42.7	513.2
Monthly Lot Receipts	2.3	4.5	9.6	12.9	90.5	16.2	18.1	18.1	94.1	18.1	13.3	12.6	310.4
Prepaid Revenue	164.0	177.9	177.9	174.9	194.4	194.4	194.4	153.9	157.5	157.5	157.5	157.5	2,061.9
Other Cash Receipts	-	-	-	-	-	-	-	-	-	-	-	-	-
Total Receipts	$1,360.3	$1,384.4	$1,414.1	$1,372.9	$1,490.6	$1,428.3	$1,440.8	$1,432.2	$1,394.8	$1,361.6	$1,444.5	$1,463.9	$16,988.4

Operating Disbursements
Payroll & Taxes & Benefits	-	780.7	-	780.7	-	781.0	-	781.0	-	778.9	-	778.9	4,681.1
Benefits & Other Payroll Costs	-	-	132.3	-	132.3	-	132.3	-	132.3	-	132.3	-	661.6
Employee Bonuses & Taxes	-	-	-	-	-	-	-	115.0	-	-	-	-	115.0
Severance	-	-	-	-	-	-	-	-	-	-	-	-	-
Advertising & Marketing	60.6	26.6	26.6	35.9	60.9	41.9	41.9	27.9	60.1	23.1	23.1	23.1	451.8
Real Estate - Leases	-	-	-	-	838.6	-	-	-	838.6	-	-	-	1,677.2
Real Estate - Taxes	200.0	-	-	72.2	200.0	-	-	57.8	200.0	-	-	-	730.0
Real Estate - Other	12.7	12.7	12.7	12.7	12.9	12.9	12.9	12.9	10.3	10.3	10.3	10.3	143.7
Shuttle Operations	392.4	212.4	99.4	108.2	54.2	160.0	189.2	83.7	80.9	160.0	80.9	130.9	1,752.5
Lot Operations	137.2	137.6	125.6	127.9	128.9	93.0	129.0	147.3	91.9	91.9	91.9	143.6	1,445.6
Professional Services	49.1	49.1	49.1	49.1	48.6	48.6	48.6	48.6	34.9	34.9	34.9	84.9	580.1
Sales Taxes	-	80.0	327.7	-	-	72.5	565.1	-	-	79.0	315.8	-	1,440.1
G&A - General	27.1	28.4	28.4	28.8	28.8	28.9	28.9	25.9	21.8	21.5	21.5	21.5	311.3
Total Operating Disbursements	$879.1	$1,327.5	$801.9	$1,215.6	$1,505.2	$1,238.8	$1,147.9	$1,300.2	$1,470.7	$1,199.5	$710.7	$1,193.1	$13,990.2

Operating Cash Flow	$481.2	$56.9	$612.2	$157.4	$(14.6)	$189.5	$292.8	$132.1	$(75.9)	$162.1	$733.9	$270.8	$2,998.3
Accumulated	481.2	538.1	1,150.3	1,307.7	1,293.1	1,482.6	1,775.4	1,907.5	1,831.6	1,993.7	2,727.5	2,998.3

Other (Sources)/ Uses
A- Notes - Principal & Interest	-	-	-	-	-	-	-	-	-	-	-	-	-
B- Notes - Principal & Interest	-	-	-	-	-	-	-	-	-	-	-	-	-
Credit Swap Expense	-	-	-	-	-	-	-	-	-	-	-	-	-
Chicago Mortgage - Principal & Interest	-	-	-	40.8	-	-	-	40.7	-	-	-	-	81.6
Philadelphia RCL Mortgage - Principal & Interest	-	-	-	14.0	-	-	-	13.9	-	-	-	-	27.9
Capital Leases - Principal & Interest	-	-	-	41.7	-	-	-	41.7	-	-	-	-	83.5
Restructuring Costs	-	42.5	45.0	-	45.0	22.5	22.5	-	-	45.0	22.5	22.5	267.5
Restructuring Professionals	415.0	-	190.0	-	215.0	60.0	125.0	-	275.0	-	125.0	-	1,405.0
Capital Expeditures	10.0	10.0	15.0	15.0	20.0	20.0	20.0	20.0	20.0	25.0	25.0	25.0	225.0
MIC Intercompany Payments & Fees	-	-	-	-	-	-	-	-	-	-	280.0	-	280.0
Other Taxes	-	-	-	-	-	-	-	-	-	-	-	-	-
Other (Sources) / Uses	-	-	-	-	-	-	-	-	-	-	-	-	-
Total Other (Sources)/ Uses	$425.0	$52.5	$250.0	$111.5	$280.0	$102.5	$167.5	$116.4	$295.0	$70.0	$452.5	$47.5	$2,370.4

Net Cash Flow	$56.2	$4.4	$362.2	$45.8	$(294.6)	$87.0	$125.3	$15.7	$(370.9)	$92.1	$281.4	$223.3	$627.8
Accumulated	56.2	60.6	422.8	468.7	174.0	261.0	386.4	402.0	31.2	123.2	404.6	627.8

Opening 6/7/09	Change
Ending Book Cash Balance	$-	$56.2	$60.6	$422.8	$468.7	$174.0	$261.0	$386.4	$402.0	$31.2	$123.2	$404.6	$627.8	$627.8

1 Summary 6/9/2009